Exhibit 99.1

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66251

Media Contact:

Scott Sloat, Sprint

240-855-0164

Scott.sloat@sprint.com

Investor Contact:

Brad Hampton, Sprint

800-259-3755

investor.relations@sprint.com

Sprint Shareholders Overwhelmingly Approve Merger Agreement with SoftBank

OVERLAND PARK, Kan. – June 25, 2013 – Sprint Nextel Corporation (“Sprint”) (NYSE: S) shareholders voted today to approve and adopt the previously announced merger agreement providing for a substantial investment by SoftBank Corp. (“SoftBank”) (TSE: 9984). Sprint shareholders overwhelmingly approved the deal, with approximately 98 percent of the votes cast at today’s special shareholders meeting voting in favor of the merger agreement, representing approximately 80 percent of Sprint’s outstanding common stock as of April 18, 2013, the record date for the special meeting.

“Today is a historic day for our company, and I want to thank our shareholders for approving this transformative merger agreement,” said Sprint CEO Dan Hesse. “The transaction with SoftBank should enhance Sprint’s long-term value and competitive position by creating a company with greater financial flexibility.”

Consummation of the Sprint-SoftBank transaction remains subject to the receipt of the Federal Communications Commission approval. Sprint and SoftBank anticipate the merger will be consummated in early July 2013.

As previously announced, Sprint stockholders will have the option to elect to receive cash in the amount of $7.65 or one of New Sprint common stock for each share of Sprint common stock owned by them (subject to the previously disclosed proration provisions in the merger agreement). The total cash consideration available to Sprint stockholders is $16.64 billion. Pro forma for the transaction, the current Sprint stockholders’ resulting equity ownership in a stronger, more competitive New Sprint will be 22 percent while SoftBank will own approximately 78 percent. Sprint and SoftBank have previously mailed to Sprint shareholders forms of election and related instructions and established 5:00 p.m., New York time, on July 5, 2013 as the election deadline, subject to extension.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of the first quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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